DISTRIBUTION-RELATED SERVICES AGREEMENT
     AGREEMENT made this 30th day of April, 2009, between BHIL Distributors, Inc. (“BHIL”), an Ohio corporation with its principal place of business at 4041 N. High Street, Suite 402, Columbus, OH 43214, and Diamond Hill Capital Management (“DHCM”), an Ohio corporation with its principal place of business at 325 John H. McConnell Blvd, Suite 200, Columbus, OH 43215.
     WHEREAS, BHIL acts as principal underwriter for Diamond Hill Funds (the “Trust”), an Ohio business trust registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company, which may issue its shares of beneficial interest in separate series; and
     WHEREAS, DHCM is the investment advisor to the Trust pursuant to agreements duly approved by the Trustees of the Trust, including a majority of the independent Trustees; and
     WHEREAS, the Trust has adopted Plans of Distribution pursuant to Rule 12b-1 with respect to the shares of each Series of the Trust (the “Distribution Plans”) that authorizes BHIL, as principal underwriter, to pay fees and to reimburse expenses to qualified entities for providing distribution-related services for such Series, subject to limits specified in the Distribution Plans (“Rule 12b-1 fees”); and
     WHEREAS BHIL desires that DHCM perform certain distribution-related services on behalf of the Trust with respect to the sale of Trust shares, and DHCM is willing to perform those services on the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, for and in consideration of the representations, covenants and agreements contained herein, the undersigned parties do hereby agree as follows.
     SECTION 1. DISTRIBUTION-RELATED ACTIVITIES
     DHCM may engage in any activities related to the distribution of shares of the Series set forth in Exhibit A, which activities may include, but are not limited to, the following: (a) render shareholder support services not otherwise provided by the Trust’s transfer agent or sub-transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request; (b) maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to the Distribution Plans) who engage in or support distribution of Series shares; (c) formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) preparing, printing and distributing sales literature; and (e) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.
     SECTION 2. COMPENSATION
     (a) Front-End Sales Loads. BHIL shall, to the extent possible, apply front-end sales loads collected to pay its fee for services rendered as Underwriter of the Diamond Hill Funds, as set forth in the Underwriting Agreement entered into by and between Diamond Hill Funds and BHIL dated April 30, 2009. In the event that the front-end sales load collected are not sufficient to pay the Underwriter’s fee, DHCM, Administrator for the Diamond Hill Funds, shall pay the balance due to BHIL. In the event that the front-end sales load collected are in excess of BHIL’s Underwriter’s fee and are not otherwise payable to other parties, the balance remaining shall be available to reimburse distribution-related expenses incurred by DHCM. Upon presentation of invoices detailing the distribution-related activities performed.
     (b) 12b-1 Fees.
          (i) BHIL shall pay DCHM for its distribution-related activities with respect to the Trust’s Class A shares and/or reimburse DHCM for such distribution-related expenses incurred, not more than 0.25% of the average annual daily net assets of Class A fund direct shareholder accounts (i.e., those shareholder accounts with no registered broker-dealer of record) of the Trust’s Series identified on Schedule A to this Agreement; provided however, that in no event will BHIL be required to make any payments for distribution-related activities in an amount greater than that which BHIL is paid by the Trust for such services.
          (ii) BHIL shall pay DHCM for its distribution-related activities with respect to the Trust’s Class C shares and/or reimburse DHCM for such distribution-related expenses incurred, not more than 1.00% of the average annual daily net assets of Class C fund direct shareholder accounts of the Trust’s Series identified on Schedule A to this Agreement; provided however, that in no event will BHIL be required to make any payments for distribution-related activities in an amount greater than that which BHIL is paid by the Trust for such services.
     (c) The payments shall be accrued daily and paid monthly or at such other interval as BHIL and DHCM shall agree. DHCM shall provide BHIL with invoices detailing the distribution-related activities performed, the Class and Series of the Trust for which the activities were performed and the amount to be paid to DHCM or its designee, prior to any payment being made.
     (d) On behalf of the shares of each Series of the Trust, DHCM may spend such amounts and incur such expenses as it deems appropriate or necessary on any distribution-related activities. Such expenses may include compensation to employees and expenses, including overhead and telephone and other communication expenses, of

DHCM. DHCM shall be solely liable for any expenses it incurs, over and above the amount set forth in sections (b)(i) and (b)(ii) above.
     SECTION 3. REPRESENTATIONS OF DHCM
     DHCM represents that:
     (a) it will, in connection with sales and offers to sell shares, furnish to or otherwise insure that each person to whom any such sale or offer is made receives a copy of the Trust’s then-current prospectus;
     (b) the performance of all its obligations hereunder will comply with all applicable laws and regulations, including any applicable Federal securities laws and any requirements to deliver confirmations to its customers, the provisions of its charter documents and bylaws and all material contractual obligations binding upon DHCM; and
     (c) it will promptly inform the Trust of any changes in applicable laws or regulations (or interpretation thereof) or in its charter or bylaws or material contracts which would prevent or impair full performance of any of its obligations hereunder.
     SECTION 4. REPORTS
     DHCM shall prepare and furnish to BHIL, not less frequently than quarterly, written reports setting forth all amounts expended by DHCM and identifying the activities for which the expenditures were made.
     SECTION 5. INDEMNIFICATION
     DHCM agrees to indemnify and hold harmless BHIL from any claims, expenses, or liabilities incurred by BHIL as a result of any act or omission of DHCM in connection with its services under this Agreement.
     SECTION 6. EFFECTIVENESS, DURATION AND TERMINATION
     (a) This Agreement shall become effective on the date hereof and, upon its effectiveness, shall supersede all previous agreements between the parties covering the subject matter hereof.
a.	This Agreement may be assigned by Underwriter to an affiliated entity controlling, controlled by, or under common control with Underwriter, provided, however, that this Agreement will automatically terminate in the event of its assignment as such term is defined in the Investment Company Act of 1940. Either party hereto may cancel this Agreement without penalty by the vote of a majority of the members of the Board of Trustees of the Trust who are not “interested persons” (as such term is defined in the Investment Company Act of 1940), or by a vote of a majority of the outstanding voting securities of any series of the Trust with respect to that series on ten (10) days’ written notice. Notwithstanding, either party to the Agreement may terminate the Agreement without cause by giving the other party at least one hundred and twenty (120) days’ written notice of its intention to terminate.
     SECTION 7. NOTICES
     Any notices under this Agreement shall be in writing and shall be addressed and delivered, or mailed postage prepaid, to the other party’s principal place of business, or to such other place as shall have been previously specified by written notice given to the other party.
     SECTION 8. AMENDMENTS
     Subject to approval of material amendments to the form of this Agreement by the Trust’s Board of Trustees, this Agreement may be amended by the parties at any time. In addition, this Agreement may be amended by BHIL from time to time by the following procedure: BHIL will mail a copy of the amendment to DHCM at its principal place of business or such other address as DHCM shall in writing provide to BHIL. If DHCM does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. DHCM’s objection must be in writing and be received by BHIL within the thirty (30) days.
     SECTION 9. MISCELLANEOUS
     (a) This agreement shall be construed in accordance with the laws of the State of Ohio.
     (b) If any provisions of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
     IN WITNESS WHEREOF, the parties hereto have caused this Distribution-Related Services Agreement to be duly executed as of the day and year first above written.

DIAMOND HILL CAPITAL MANAGEMENT, INC.
By:
Name:	James F. Laird, Jr.
Title:	Chief Financial Officer

BHIL Distributors, Inc.
By:
Name:	Scott A. Englehart
Title:	President

BHIL DISTRIBUTORS, INC.—
DIAMOND HILL CAPITAL MANAGEMENT, INC.
DISTRIBUTION-RELATED SERVICES AGREEMENT
Schedule A
(Effective ___________)
This Schedule A and the Distribution-Related Services Agreement to which it is attached, shall apply only to A and C shares of the following Funds and any other series that may be started in the future:
Diamond Hill Small Cap Fund
Diamond Hill Small-Mid Cap Fund
Diamond Hill Large Cap Fund
Diamond Hill Select Fund
Diamond Hill Long-Short Fund
Diamond Hill Financial Long-Short Fund
Diamond Hill Strategic Income Fund